                                                                  EXHIBIT 99.17c
FUND TYPE:
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Stock and bond


INVESTMENT OBJECTIVE:
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High total investment return consistent with moderate risk




Prudential
Balanced Fund

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PROSPECTUS: OCTOBER 4, 1999


As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Fund's shares, nor has the SEC determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

[LOGO OF PRUDENTIAL INVESTMENTS]

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Table of Contents
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
 1  Risk/Return Summary
 1  Investment Objective and Principal Strategies
 2  Principal Risks
 3  Evaluating Performance
 5  Fees and Expenses

 7  How the Fund Invests
 7  Investment Objective and Policies
 9  Other Investments and Strategies
13  Investment Risks

17  How the Fund is Managed
17  Board of Trustees
17  Manager
17  Investment Adviser
17  Portfolio Managers
18  Distributor
18  Year 2000 Readiness Disclosure

20  Fund Distributions and Tax Issues
20  Distributions
21  Tax Issues
22  If You Sell or Exchange Your Shares

24  How to Buy, Sell and Exchange Shares of the Fund
24  How to Buy Shares
32  How to Sell Your Shares
36  How to Exchange Your Shares

38  Financial Highlights
38  Class A Shares
39  Class B Shares
40  Class C Shares
41  Class Z Shares

44  The Prudential Mutual Fund Family

    For More Information   (Back Cover)

Prudential Balanced Fund

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Risk/Return Summary
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This section highlights key information about the Prudential Balanced Fund, which we refer to as "the Fund." Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES

Our investment objective is to achieve a high total investment return consistent with moderate risk. This means we seek investments that present moderate risks and whose prices will increase over time. We normally invest in a wide variety of equity-related securities, debt securities and money market instruments. The Fund's investment adviser determines, at least monthly, what percentage of assets to allocate among the different types of securities. The Fund may actively and frequently trade its portfolio securities. While we make every effort to achieve our objective, we can't guarantee success.

     Equity-related securities in which the Fund primarily invests are common stocks, nonconvertible preferred stocks and convertible securities.

     Under normal circumstances, we will invest at least 25% of total assets in debt securities.

     We also may invest in money market instruments, which include the commercial paper of U.S. and non-U.S. corporations, short-term obligations of U.S. and foreign banks and short-term obligations guaranteed by the U.S. government or its agencies.

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We're Growth Equity Investors

In deciding which stocks to buy, we use what is known as a growth investment style for half of the portfolio's equity securities. This means we invest in stocks we believe could experience superior sales or earnings growth.

We're also Value Equity Investors

In deciding which stocks to buy for the other half of the equity portfolio, we use what is known as a value investment style. This means we invest in stocks that we believe are undervalued, given the company's earnings, assets, cash flow and dividends.

We also Invest in Debt Instruments

Issuers of bonds and other debt instruments pay a fixed or variable rate of interest and must repay the amount borrowed at maturity.
--------------------------------------------------------------------------------

     We can invest up to 30% of the Fund's assets in foreign equity and debt securities and foreign money market instruments. We also may use derivatives for hedging or to improve the Fund's returns.

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Risk/Return Summary
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PRINCIPAL RISKS

Although we try to invest wisely, all investments involve risk. The Fund uses an asset allocation strategy. Although the Fund's investment adviser believes that this will add value over the long term, it is possible that we will emphasize an asset category that is out of favor.

     Since the Fund invests in equity-related securities, there is the risk that the price of a particular stock we own could go down, or the value of the equity markets or a sector of them could go down. Stock markets are volatile. Generally, the stock prices of large and medium-sized companies are more stable than the stock prices of small companies. The Fund's equity holdings can vary significantly from broad market indexes, and performance of the Fund can deviate from the performance of such indexes.

     The Fund invests in debt obligations which have credit, market and interest rate risks. Credit risk is the possibility that an issuer of a debt obligation fails to pay the Fund interest or repay principal. Market risk, which may affect an industry, a sector or the entire market, is the possibility that the market value of an investment may move up or down and that its movement may occur quickly or unpredictably. Interest rate risk refers to the fact that the value of most bonds will fall when interest rates rise. The longer the maturity and the lower the credit quality of a bond, the more likely its value will decline.

     Since the Fund invests in foreign securities, there are additional risks. Foreign markets often are more volatile than U.S. markets and generally are not subject to regulatory requirements comparable to those of U.S. issuers. Changes in currency exchange rates can reduce or increase market performance.

     The Fund may actively and frequently trade its portfolio securities. High portfolio turnover results in higher transaction costs and can affect the Fund's performance and have adverse tax consequences.

     Some of our investment strategies--such as using derivatives--also involve above-average risks. The Fund may use risk management techniques to try to preserve assets or enhance return. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have occurred.

     Like any mutual fund, an investment in the Fund could lose value and you could lose money. For more detailed information about the risks associated with the Fund, see "How the Fund Invests--Investment Risks."

     An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

2  Prudential Balanced Fund

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Risk/Return Summary
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EVALUATING PERFORMANCE

A number of factors--including risk--can affect how the Fund performs. The following bar chart shows the Fund's performance for each full calendar year of operation for the last 10 years. The bar chart and table below demonstrate the risk of investing in the Fund by showing how returns can change from year to year and by showing how the Fund's average annual total returns compare with a stock index, a bond index and a group of similar mutual funds. Past performance does not mean that the Fund will achieve similar results in the future.



Annual Returns* (Class B shares)

---------------------------------------------------------------------------------------------------

1989           1990      1991      1992     1993       1994      1995      1996      1997     1998
15.51%         2.87%    21.44%     6.60%    13.84%    -3.59%    16.75%    15.72%    13.48%    7.42%

BEST QUARTER: 10.9% (2nd quarter of 1997) WORST QUARTER: -8.6% (3rd quarter of
1998)
---------------------------------------------------------------------------------------------------

* These annual returns do not include sales charges. If the sales charges were included, the annual returns would be lower than those shown. The total return of the Class B shares from 1-1-99 to 6-30-99 was 8.25%.

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Risk/Return Summary
--------------------------------------------------------------------------------

Average Annual Returns/1/ (as of 12-31-98)
--------------------------------------------------------------------------------

                                 1 YR             5 YRS           10 YRS                SINCE INCEPTION
Class A shares                   2.92%            9.39%             N/A              10.90% (since 1-22-90)
Class B shares                   2.42%            9.55%           10.77%              9.35% (since 1-15-87)
Class C shares                   5.35%             N/A              N/A              11.29% (since 8-1-94)
Class Z shares                   8.50%             N/A              N/A              12.60% (since 3-1-96)
S&P 500/2/                      28.60%           24.05%           19.19%               N/A/2/
Lehman Govt./ Corp./3/           9.47%            7.30%            9.33%               N/A/3/
Lipper Average/4/               13.50%           13.84%           12.97%               N/A/4/


/1/ The Fund's returns are after deduction of sales charges and expenses. Without the distribution and service (12b-1) fee waiver for Class A shares, the returns would have been lower.

/2/ The Standard & Poor's 500 Stock Index (S&P 500)--an unmanaged index of 500 stocks of large U.S. companies--gives a broad look at how stock prices have performed. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. S&P 500 returns since the inception of each class are 18.98% for Class A, 16.63% for Class B, 27.67% for Class C and 28.10% for Class Z shares. Source:
     Lipper Inc.

/3/ The Lehman Brothers Government/Corporate Bond Index is a weighted index of public, fixed-rate, nonconvertible domestic corporate debt securities rated at least investment grade and public obligations of the U.S. Treasury. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. Lehman Brothers Govt./Corp. Bond Index returns since the inception of each class are 9.05% for Class A, 8.52% for Class B, 8.90% for Class C and 8.34% for Class Z shares. Source: Lipper Inc.

/4/ The Lipper Average is based on the average return of all mutual funds in the Lipper Balanced Fund category and does not include the effect of any sales charges. Again, these returns would be lower if they included the effect of sales charges. Lipper returns since the inception of each class are 13.02% for Class A, 11.39% for Class B, 16.43% for Class C and 15.88% for Class Z shares. Source: Lipper Inc.

4  Prudential Balanced Fund

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Risk/Return Summary
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FEES AND EXPENSES

These tables show the sales charges, fees and expenses that you may pay if you buy and hold shares of each share class of the Fund--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."




Shareholder Fees/1/ (paid directly from your investments)

---------------------------------------------------------------------------------------------------------

                                                           CLASS A       CLASS B    CLASS C      CLASS Z
Maximum sales charge (load) imposed on
  purchases (as a percentage of offering price)               5%           None        1%           None

Maximum deferred sales charge (load) (as a
  percentage of the lower of original purchase
  price or sale proceeds)                                   None           5%/2/       1%/3/        None

Maximum sales charge (load) imposed on
  reinvested dividends and other distributions              None           None        None         None

Redemption fees                                             None           None        None         None

Exchange fee                                                None           None        None         None

Annual Fund Operating Expenses (deducted from Fund assets)
---------------------------------------------------------------------------------------------------------

                                                            CLASS A        CLASS B     CLASS C      CLASS Z
Management fees                                               .65%            .65%         .65%      .65%
+ Distribution and service (12b-1) fees                       .30%/4/        1.00%        1.00%      None
+ Other expenses                                              .27%            .27%         .27%      .27%
= Total annual Fund operating expenses                       1.22%           1.92%        1.92%      .92
- Fee waiver or expense reimbursement                         .05%           None         None       None
= Net annual Fund operating expenses                         1.17%/4/        1.92%        1.92%      .92%

/1/ Your broker may charge you a separate or additional fee for purchases and sales of shares.

/2/ The Contingent Deferred Sales Charge (CDSC) for Class B shares decreases by 1% annually to 1% in the fifth and sixth years and 0% in the seventh year. Class B shares convert to Class A shares approximately seven years after purchase.

/3/ The CDSC for Class C shares is 1% for shares redeemed within 18 months of purchase.

/4/ For the fiscal year ending July 31, 2000, the Distributor of the Fund has contractually agreed to reduce its distribution and service (12b-1) fees for Class A shares to .25 of 1% of the average daily net assets of the Class A shares.

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Risk/Return Summary
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Example

This example will help you compare the fees and expenses of the Fund's different share classes and the cost of investing in the Fund with the cost of investing in other mutual funds.

  The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same, except for the Distributor's reduction of distribution and service (12b-1) fees for Class A shares during the first year. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

-------------------------------------------------------------------------------
                                 1 YR         3 YRS        5 YRS         10 YRS
Class A shares                   $613          $863       $1,132         $1,899
Class B shares                   $695          $903       $1,137         $1,976
Class C shares                   $393          $697       $1,126         $2,321
Class Z shares                   $ 94          $293       $  509         $1,131

You would pay the following expenses on the same investment if you did not sell your shares:

-------------------------------------------------------------------------------
                                 1 YR         3 YRS        5 YRS         10 YRS
Class A shares                   $613          $863       $1,132         $1,899
Class B shares                   $195          $603       $1,037         $1,976
Class C shares                   $293          $697       $1,126         $2,321
Class Z shares                   $ 94          $293       $  509         $1,131

6 Prudential Balanced Fund

How the Fund Invests

INVESTMENT OBJECTIVE AND POLICIES

The Fund's investment objective is to achieve a high total investment return consistent with moderate risk. This means we seek investments that present moderate risks whose prices will increase over time. While we make every effort to achieve our objective, we can't guarantee success.

     In pursuing our objective, we normally invest in a wide variety of equity-related securities, debt securities and money market instruments. For investments in equity-related securities, the Fund's strategy is to combine the efforts of two portfolio managers with different styles--one has a value approach, while the other focuses on growth. Another portfolio management team focuses on debt securities with the potential for total return. Usually about 10% of the Fund's assets are invested in money market instruments.

     In addition to common stocks, nonconvertible preferred stocks and convertible securities, equity-related securities include American Depositary Receipts (ADRs); warrants and rights that can be exercised to obtain stock; investments in various types of business ventures, including partnerships and joint ventures; real estate investment trusts (REITs) and similar securities. Convertible securities are securities--like bonds, corporate notes and preferred stocks--that we can convert into the company's common stock or some other equity security. We buy convertible securities rated B or better by a nationally recognized rating service. Lower-rated convertible securities have speculative characteristics. We may buy common stocks of companies of every size--small-, medium-and large-capitalization.

--------------------------------------------------------------------------------

Our Growth Equity Style

Our growth portfolio manager, Jeff Rose, invests in mid-size and large companies experiencing some or all of the following: high sales growth, high unit growth, high or improving returns on assets and equity and a strong balance sheet. These companies generally trade at high prices relative to their current earnings.

Our Value Equity Style

Our value portfolio manager, Warren Spitz, invests in companies selling at a price that is low relative to a company's earnings, assets, cash flow and dividends.

Our Debt Strategy

Our team uses a bottom-up approach, focusing on individual securities, while staying within guidelines set by our Fixed Income Investment Policy Committee.

--------------------------------------------------------------------------------

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How the Fund Invests
--------------------------------------------------------------------------------

     Debt obligations include corporate and noncorporate obligations, such as U.S. government securities. The average duration of the debt securities held by the Fund will not be more than 10 years. "Duration" is a measure of the expected life of a fixed-income security on a present value basis. For any fixed-income security with interest payments occurring before payment of principal, duration is ordinarily less than maturity.

     Jeff Rose, who uses a growth style to manage his portion of the equity portfolio, considers selling or reducing a stock position when, in his opinion, the stock has become overpriced or the company's business fundamentals are expected to deteriorate. Warren Spitz, who uses a value style to manage his portion of the equity portfolio, considers selling a security when, in his opinion, it has increased in price to the point where it is no longer undervalued.

     In deciding which debt securities to buy and sell, the debt team will consider economic conditions and interest rate fundamentals. The debt team also will evaluate individual issues within each bond sector based upon their relative investment merit and will consider factors such as yield and potential for price appreciation, as well as credit quality, maturity and risk.

     We also may invest in money market instruments, which include the commercial paper of corporations, certificates of deposit, bankers' acceptances and other obligations of domestic and foreign banks, nonconvertible debt securities (corporate and government), short-term obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, repurchase agreements and cash (foreign currencies or U.S. dollars). Generally, money market instruments provide a fixed rate of return, but provide less opportunity for capital appreciation than stocks.

U.S. Government Securities

The Fund may invest in securities issued or guaranteed by the U.S. government or by an agency or instrumentality of the U.S. government. Not all U.S. government securities are backed by the full faith and credit of the United States, which means that payment of principal and interest are guaranteed, but market value is not. Some are supported only by the credit of the issuing agency and depend entirely on their own resources to repay their debt.

8 Prudential Balanced Fund

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How the Fund Invests
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Foreign Securities

We may invest up to 30% of the Fund's total assets in foreign securities, including stocks and other equity-related securities, money market instruments and other fixed-income securities of foreign issuers. For purposes of the 30% limit, we do not consider ADRs and other similar receipts or shares to be foreign securities.

     For more information, see "Investment Risks" and the Statement of Additional Information, "Description of the Fund, Its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.

     The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental.

OTHER INVESTMENTS AND STRATEGIES

In addition to the principal strategies, we also may use the following investment strategies to try to increase the Fund's returns or protect its assets if market conditions warrant.

Real Estate Investment Trusts

We may invest in the securities of real estate investment trusts known as REITs. REITs are like corporations, except that they do not pay income taxes if they meet certain IRS requirements. However, while REITs themselves do not pay income taxes, the distributions they make to investors are taxable. REITs invest primarily in real estate or real estate mortgages and distribute almost all of their income--most of which comes from rents, mortgages and gains on sales of property--to shareholders.

Mortgage-Related Securities

We may invest in mortgage-related securities issued or guaranteed by U.S. governmental entities. These securities are usually pass-through instruments that pay investors a share of all interest and principal payments from an underlying pool of fixed or adjustable rate mortgages.

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How the Fund Invests
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     Mortgage-related securities include collateralized mortgage obligations and multi-class pass-through securities. A collateralized mortgage obligation (CMO) is a security backed by an underlying portfolio of mortgages or mortgage-backed securities that may be issued or guaranteed by U.S. governmental entities. A multi-class pass-through security is an equity interest in a trust composed of underlying mortgage assets. Payments of principal and interest on the mortgage assets and any reinvestment income thereon provide the funds to pay debt service on the CMO or to make scheduled distributions on the multi-class pass-through security.

     The values of mortgage-backed securities vary with changes in market interest rates and yields. Such values are particularly sensitive to changes in prepayments of the underlying mortgages. For example, during periods of falling interest rates, prepayments tend to increase as homeowners and others refinance their higher-rate mortgages. These prepayments reduce the anticipated duration of the mortgage-related securities. Conversely, during periods of rising interest rates, prepayments can be expected to decline, which has the effect of extending the anticipated duration at the same time that the value of the securities declines.

Asset-Backed Securities

We also may invest in asset-backed debt securities. An asset-backed security is another type of pass-through instrument that pays interest based upon the cash flow of an underlying pool of assets, such as automobile loans and credit card receivables. Unlike mortgage-related securities, asset-backed securities are usually not collateralized, which means that if the borrower does not repay the amount loaned when due, the Fund could suffer a loss.

Repurchase Agreements

The Fund may also use repurchase agreements, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund and is in effect a loan by the Fund.

Lower-Rated Debt Obligations

We can invest up to 25% of total assets in debt obligations rated BB or lower by Standard & Poor's Ratings Group or Ba or lower by Moody's Investors Service, Inc. or the equivalent rating by another major rating

10 Prudential Balanced Fund

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How the Fund Invests
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service. These lower-rated obligations--also known as "junk bonds"--have a higher risk of default and tend to be less liquid and more volatile than higher-rated obligations. We also may invest in obligations that are not rated, but that we believe are of comparable quality to these obligations.

Derivative Strategies

We may use various derivative strategies to try to improve the Fund's returns or protect its assets. We cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment--a security, market index, currency, interest rate or some other benchmark--will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we use may not match the Fund's underlying holdings.

Options. The Fund may purchase and sell put and call options on equity securities, financial indexes and foreign currencies traded on U.S. or foreign securities exchanges or in the over-the-counter market. An option is the right to buy or sell securities or currencies in exchange for a premium. The Fund will sell only covered options.

Futures Contracts and Related Options

Foreign Currency Forward Contracts. The Fund may purchase and sell financial futures contracts and related options on financial futures. A futures contract is an agreement to buy or sell a set quantity of an underlying product at a future date, or to make or receive a cash payment based on the value of a securities index. The Fund also may enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign exchange rates. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date at a set price.

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How the Fund Invests
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Leverage

The Fund may borrow from banks to take advantage of investment opportunities. This is known as using "leverage." If the Fund borrows money to purchase securities and those securities decline in value, then the value of the Fund's shares will decline faster than if the Fund were not leveraged.

Temporary Defensive Investments

In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in money market instruments or U.S. government securities. Investing heavily in these securities limits our ability to achieve capital appreciation, but can help to preserve the Fund's assets when the markets are unstable.

Additional Strategies

The Fund also follows certain policies when it borrows money (the Fund can borrow up to 20% of the value of its total assets); lends its securities to others (the Fund can lend up to 33% of the value of its total assets including collateral received in the transaction); and holds illiquid securities (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions on resale, those without a readily available market and repurchase agreements with maturities longer than seven days). The Fund is subject to certain investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

Portfolio Turnover

As a result of the strategies described above, the Fund may have an annual portfolio turnover rate of up to 200%. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher brokerage commissions and other transaction costs and can affect the Fund's performance. It also can result in a greater amount of distributions as ordinary income rather than long-term capital gains.

12 Prudential Balanced Fund

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How the Fund Invests
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INVESTMENT RISKS
As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indexes, performance of the Fund can deviate from performance of the indexes. This chart outlines the key risks and potential rewards of the Fund's principal investments and certain other non-principal investments the Fund may make. See, too, "Description of the Fund, Its Investments and Risks" in the SAI.


Investment Type
% of Fund's Total Assets       Risks                            Potential Rewards
-----------------------------------------------------------------------------------------------------
Equity-related              . Individual stocks could         . Historically, stocks have
securities                    lose value                        outperformed other
                            . The equity markets could          investments over the long
Up to 75%                     go down, resulting in a           term
                              decline in value of the         . Generally, economic
                              Fund's investments                growth means higher
                            . Companies that pay                corporate profits, which
                              dividends may not do so if        lead to an increase in
                              they don't have profits or        stock prices, known as
                              adequate cash flow                capital appreciation
                            . Changes in economic or          . May be a source of
                              political conditions, both        dividend income
                              domestic and                    . The Fund's asset
                              international, may result in      allocation strategy may
                              a decline in value of the         provide stable returns
                              Fund's investments
                            . The Fund may invest the
                              bulk of its assets in an asset
                              category that is out of favor,
                              which could result in losses
                              if stock prices fall
-----------------------------------------------------------------------------------------------------
Foreign securities          . Foreign markets,                . Investors can participate
                              economies and political           in foreign markets and
Up to 30%                     systems may not be as             invest in companies
                              stable as in the U.S.             operating in those markets
                            . Currency risk--changing         . Changing values of
                              values of foreign                 foreign currencies
                              currencies can cause            . Opportunities for
                              losses                            diversification
                            . May be less liquid than
                              U.S. stocks and bonds
                            . Differences in foreign
                              laws, accounting
                              standards, public
                              information, custody and
                              settlement practices
                              provide less reliable
                              information on foreign
                              investments and involve
                              more risk
                            . Year 2000 conversion may
                              be more of a problem for
                              some foreign issuers

-----------------------------------------------------------------------------------------------------

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How the Fund Invests
--------------------------------------------------------------------------------



Investment Type
% of Fund's Total Assets        Risks                              Potential Rewards
-----------------------------------------------------------------------------------------------------

Fixed-income                  . The Fund's holdings,             . Regular interest income
obligations                     share price and total            . High-quality debt
                                return may fluctuate in            obligations are generally
At least 25%                    response to bond market            more secure than stocks
                                movements                          since companies must pay
                              . Credit risk--the risk that         their debts before they pay
                                the default of an issuer           dividends
                                would leave the Fund with        . Most bonds will rise in
                                unpaid interest or                 value when interest rates
                                principal. The lower a             fall
                                bond's quality, the higher       . Bonds have generally
                                its potential volatility           outperformed money
                              . Market risk--the risk that         market instruments over
                                the market value of an             the long term, with less
                                investment may move up             risk than stocks
                                or down, sometimes               . Investment-grade bonds
                                rapidly or unpredictably.          have a lower risk of
                                Market risk may affect an          default than junk bonds
                                industry, a sector, or the       . Junk bonds offer higher
                                market as a whole                  yields and higher potential
                              . Interest rate risk--the risk       gains than investment-
                                that the value of most             grade bonds
                                bonds will fall when
                                interest rates rise. The
                                longer a bond's maturity
                                and the lower its credit
                                quality, the more its value
                                typically falls. It can lead
                                to price volatility,
                                particularly for junk bonds
                              . Junk bonds have a higher
                                risk of default, tend to be
                                less liquid and may be
                                more difficult to value
-----------------------------------------------------------------------------------------------------
U.S. government               . Limits potential for capital     . May preserve the Fund's
securities                      appreciation                       assets
                              . See market risk, credit risk     . Regular interest income
Percentage varies               and interest rate risk           . Generally more secure
                              . Not all U.S. government            than lower quality debt
                                securities are insured by          securities and equity
                                the U.S. government, but           securities
                                only by the issuing agency       . Principal and interest may
                                                                   be guaranteed by the U.S.
                                                                   government

-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

How the Fund Invests
--------------------------------------------------------------------------------


Investment Type
% of Fund's Total Assets        Risks                              Potential Rewards
-----------------------------------------------------------------------------------------------------
Money market                  . Limits potential for capital     . May preserve the Fund's
instruments                     appreciation                       assets
                              . See credit risk and market
Percentage varies               risk

-----------------------------------------------------------------------------------------------------
Real estate investment        . Performance depends on           . Real estate holdings can
trusts (REITs)                  the strength of real estate        generate good returns
                                markets, REIT                      from rents, rising market
Percentage varies               management and property            values, etc.
                                management, which can            . Greater diversification
                                be affected by many                than direct ownership
                                factors, including national
                                and regional economic
                                conditions

-----------------------------------------------------------------------------------------------------
Mortgage-related              . Prepayment risk--the risk        . Regular interest income
securities                      that the underlying              . The U.S. government
                                mortgage may be pre-               guarantees interest and
Less than 25%                   paid partially or                  principal payments on
                                completely, generally              certain securities
                                during periods of falling        . May benefit from security
                                interest rates, which could        interest in real estate
                                adversely affect yield to          collateral
                                maturity and could               . Pass-through instruments
                                require the Fund to                provide greater
                                reinvest in lower-yielding         diversification than direct
                                securities                         ownership of loans
                              . Credit risk--the risk that
                                the underlying mortgages
                                will not be paid by
                                debtors or by credit
                                insurers or guarantors of
                                such instruments
                              . See market risk and
                                interest rate risk

-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

How the Fund Invests
--------------------------------------------------------------------------------


Investment Type
% of Fund's Total Assets        Risks                              Potential Rewards
-----------------------------------------------------------------------------------------------------
Asset-backed securities       .  See prepayment risk             . Regular interest income
                              .  The security interest in        . Prepayment risk is
Less than 25%                    the underlying collateral         generally lower than with
                                 may not be as great as            mortgage-related
                                 with mortgage-related             securities
                                 securities                      . Pass-through instruments
                              .  Credit risk--the risk that        provide greater
                                 the underlying receivables        diversification than direct
                                 will not be paid by debtors       ownership of loans
                                 or by credit insurers or
                                 guarantors of such
                                 instruments. Some asset-
                                 backed securities are
                                 unsecured or secured by
                                 lower-rated insurers or
                                 guarantors and thus may
                                 involve greater risk
                              .  See market risk and
                                 interest rate risk

-----------------------------------------------------------------------------------------------------
Derivatives                   .  Derivatives such as             . The Fund could make
                                 futures, options and              money and protect
Percentage varies                foreign currency forward          against losses if the
                                 contracts that are used           investment analysis proves
                                 for hedging purposes may          correct
                                 not fully offset the            . Derivatives that involve
                                 underlying positions and          leverage could generate
                                 this could result in losses       substantial gains at low
                                 to the Fund that would            cost
                                 not have otherwise              . One way to manage the
                                 occurred                          Fund's risk/return balance
                              .  Derivatives used for risk         is to lock in the
                                 value of management may not       an investment ahead of
                                 have the intended effects         time
                                 and may result in losses
                                 or missed opportunities
                              .  The other party to a
                                 derivatives contract could
                                 default
                              .  Derivatives that involve
                                 leverage could magnify
                                 losses
                              .  Certain types of
                                 derivatives involve costs to
                                 the Fund that can reduce
                                 returns

-----------------------------------------------------------------------------------------------------
Illiquid securities           .  May be difficult to value       . May offer a more
                                 precisely                         attractive yield or potential
Up to 15% of net assets       .  May be difficult to sell at       for growth than more
                                 the time or price desired         widely traded securities

-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
How the Fund is Managed
--------------------------------------------------------------------------------

BOARD OF TRUSTEES

The Fund's Board of Trustees oversees the actions of the Manager, Investment Adviser and Distributor and decides on general policies. The Board also oversees the Fund's officers, who conduct and supervise the daily business operations of the Fund.

MANAGER

Prudential Investments Fund Management LLC (PIFM)
Gateway Center Three, 100 Mulberry Street
Newark, NJ 07102-4077

     Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. PIFM also is responsible for supervising the Fund's investment adviser. For the fiscal year ended July 31, 1999, the Fund paid PIFM management fees of .65% of the Fund's average net assets.

     PIFM and its predecessors have served as manager or administrator to investment companies since 1987. As of August 31, 1999, PIFM served as the Manager to all 46 of the Prudential mutual funds, and as manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $71.8 billion.

INVESTMENT ADVISER

The Prudential Investment Corporation, called Prudential Investments, is the Fund's investment adviser. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and reimburses Prudential Investments for its reasonable costs and expenses.

PORTFOLIO MANAGERS

Warren Spitz, a Managing Director of Prudential Investments, has been a portfolio manager for the Fund since March 1998 and is responsible for the value portion of the Fund's equity portfolio. Mr. Spitz joined Prudential Investments in 1987 as a portfolio manager. He earned a B.S. from Allegheny College and an M.B.A. from the University of Pennsylvania's Wharton School of Business.

--------------------------------------------------------------------------------
How the Fund is Managed
--------------------------------------------------------------------------------

     Jeff Rose, CFA, a Managing Director of Prudential Investments, has been a portfolio manager for the Fund since July 1997. Mr. Rose is responsible for the growth portion of the Fund's equity portfolio. Mr. Rose joined Prudential Investments in 1994 as an equity analyst. Mr. Rose received a B.A. from Cornell University and an M.B.A. from the Amos Tuck School--Dartmouth College. He also holds a Chartered Financial Analyst (CFA) designation.

     Prudential Investments' Fixed Income Corporate Team, headed by Steven Kellner, is primarily responsible for overseeing the day-to-day management of the fixed-income portion of the Fund. The Team uses a bottom-up approach, which focuses on individual securities, while staying within the guidelines of the Fixed Income Investment Policy Committee and the Fund's investment restrictions and policies. In addition, a credit research team of analysts supports the Team using bottom-up fundamentals, as well as economic and industry trends. Other sector teams may contribute to securities selection when appropriate.

DISTRIBUTOR

Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.

YEAR 2000 READINESS DISCLOSURE

The services provided to the Fund and the shareholders by the Manager, the Distributor, the Transfer Agent and the Custodian depend on the smooth functioning of their computer systems and those of outside service providers. Many computer software systems in use today cannot distinguish the year 2000 from the year 1900 because of the way dates are encoded and calculated. Such an event could have a negative impact on handling securities trades, payments of interest and dividends, pricing and account services. Although, at this time, there can be no assurance that there will

18  Prudential Balanced Fund

--------------------------------------------------------------------------------
How the Fund is Managed
--------------------------------------------------------------------------------

be no adverse impact on the Fund, the Manager, the Distributor, the Transfer Agent and the Custodian have advised the Fund that they have been actively working on necessary changes to their computer systems to prepare for the year 2000. The Fund and its Board receive, and have received since early 1998, satisfactory quarterly reports from the principal service providers as to their preparations for year 2000 readiness, although there can be no assurance that the service providers (or other securities market participants) will successfully complete the necessary changes in a timely manner. Moreover, the Fund at this time has not considered retaining alternative service providers or directly undertaken efforts to achieve year 2000 readiness, the latter of which would involve substantial expenses without an assurance of success.

     Additionally, issuers of securities generally, as well as those purchased by the Fund, may confront year 2000 compliance issues which, if material and not resolved, could have an adverse impact on securities markets and/ or a specific issuer's performance and could result in a decline in the value of the securities held by the Fund.

--------------------------------------------------------------------------------
Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes dividends of ordinary income and any realized net capital gains to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA), or some other qualified tax-deferred plan or account. Dividends and distributions from the Fund also may be subject to state income tax in the state where you live.

     Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified tax-deferred plan or account.

     The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS

The Fund distributes dividends of any net investment income to shareholders typically every quarter. For example, if the Fund owns ACME Corp. stock and the stock pays a dividend, the Fund will pay out a portion of this dividend to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income whether or not they are reinvested in the Fund.

     The Fund also distributes realized net capital gains to shareholders--typically once a year. Capital gains are generated when the Fund sells its assets for a profit. For example, if the Fund bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, long-term capital gains are taxed at the rate of 20%, but if the security is held one year or less, short-term capital gains are taxed at ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.

     For your convenience, Fund distributions of dividends and capital gains are automatically reinvested in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a

20  Prudential Balanced Fund

--------------------------------------------------------------------------------
Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

broker, you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES Form 1099

Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified tax-deferred plan or account.

     Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends-received deduction for certain dividends.

Withholding Taxes

If federal tax law requires you to provide the Fund with your tax identification number and certifications as to your tax status, and you fail to do this, or if you are otherwise subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

If You Purchase Just Before Record Date

If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well since you bought shares one day and soon thereafter received a distribution. That is not so because

--------------------------------------------------------------------------------
Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend to reflect the payout although this may not be apparent because the value of each share of the Fund also will be affected by the market changes, if any. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.

Qualified or Tax-Deferred Retirement Plans

Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential mutual funds that are suitable for retirement plans offered by Prudential.

IF YOU SELL OR EXCHANGE YOUR SHARES

If you sell any shares of the Fund for a profit, you have realized a capital gain, which is subject to tax unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.

--------------------------------------------------------------------------------
                                +$    Capital Gain
                                      (taxes owed)

Receipts from
Sale                                      OR

                                -$    Capital Loss
                                      (offset against gain)
--------------------------------------------------------------------------------

     If you sell shares and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). If you acquire shares of the Fund and sell your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.

     Exchanging your shares of the Fund for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other

22  Prudential Balanced Fund

--------------------------------------------------------------------------------
Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.

     Any gain or loss you may have from selling or exchanging Fund shares will not be reported on Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

Automatic Conversion of Class B Shares

We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the Internal Revenue Service. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.

How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

HOW TO BUY SHARES
Step 1: Open an Account

If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC
(PMFS) at (800) 225-1852, or contact:

Prudential Mutual Fund Services LLC
Attn: Investment Services
P.O. Box 15020
New Brunswick, NJ 08906-5020

     To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Fund, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

Step 2: Choose a Share Class

Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.

     Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge or CDSC), but the operating expenses each year are higher than the Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.

     When choosing a share class, you should consider the following:
     .    The amount of your investment
     . The length of time you expect to hold the shares and the impact of varying distribution fees
     . The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC

24   Prudential Balanced Fund

How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

     .    Whether you qualify for any reduction or waiver of sales charges
     . The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase
     .    Whether you qualify to purchase Class Z shares.

     See "How to Sell Your Shares" for a description of the impact of CDSCs.

Share Class Comparison. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

-------------------------------------------------------------------------------------------
                                 CLASS A          CLASS B        CLASS C        CLASS Z
Minimum purchase amount/1/       $1,000           $1,000         $2,500         None
Minimum amount for               $  100           $  100         $  100         None
 subsequent purchases/1/

Maximum initial sales            5% of the        None           1% of the      None
 charge                          public                          public
                                 offering price                  offering price

Contingent Deferred Sales        None             If sold        1% on sales    None
 Charge (CDSC)/2/                                 during:        made within
                                                  Year 1    5%   18 months of
                                                  Year 2    4%   purchase/2/
                                                  Year 3    3%
                                                  Year 4    2%
                                                  Years 5/6 1%
                                                  Year 7    0%

Annual distribution and          .30 of 1%        1%             1%             None
 service (12b-1) fees shown      (.25 of 1%
 as a percentage of average      currently)
 net assets/3/

/1/ The minimum investment requirements do not apply to certain retirement and employee savings plans and custodial accounts for minors. The minimum initial and subsequent investment for purchases made through the Automatic Investment Plan is $50. For more information, see "Additional Shareholder Services--Automatic Investment Plan."

/2/ For more information about the CDSC and how it is calculated, see "How to Sell Your Shares--Contingent Deferred Sales Charge (CDSC)." Class C shares bought before November 2, 1998, have a 1% CDSC if sold within one year.

/3/ These distribution fees are paid from the Fund's assets on a continuous basis. Over time, the fees will increase the cost of your investment and may cost you more than paying other types of sales charges. The service fee for Class A, Class B and Class C shares is .25 of 1%. The distribution fee for Class A shares is limited to .30 of 1% (including the .25 of 1% service fee) and is .75 of 1% for Class B and Class C shares. For the fiscal year ending July 31, 2000, the Distributor of the Fund has contractually agreed to reduce its distribution and service (12b-1) fees for Class A shares to .25 of 1% of the average daily net assets of the Class A shares.

How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

Reducing or Waiving Class A's Initial Sales Charge

The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

Increase the Amount of Your Investment. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows how the sales charge decreases as the amount of your investment increases.

--------------------------------------------------------------------------------------
                               SALES CHARGE AS %     SALES CHARGE AS %        DEALER
AMOUNT OF PURCHASE             OF OFFERING PRICE    OF AMOUNT INVESTED   REALLOWANCE
Less than $25,000                    5.00%                5.26%               4.75%
$25,000 to $49,999                   4.50%                4.71%               4.25%
$50,000 to $99,999                   4.00%                4.17%               3.75%
$100,000 to $249,999                 3.25%                3.36%               3.00%
$250,000 to $499,999                 2.50%                2.56%               2.40%
$500,000 to $999,999                 2.00%                2.04%               1.90%
$1 million and above*                None                 None                None

* If you invest $1 million or more, you can buy only Class A shares, unless you qualify to buy Class Z shares.

     To satisfy the purchase amounts above, you can:
     . Invest with an eligible group of related investors
     . Buy the Class A shares of two or more Prudential mutual funds at the same time
     . Use your Rights of Accumulation, which allow you to combine the current value of Prudential mutual fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation)
     . Sign a Letter of Intent, stating in writing that you or an eligible group of related investors will purchase a certain amount of shares in the Fund and other Prudential mutual funds within 13 months.

     The Distributor may reallow Class A's sales charge to dealers.

Benefit Plans. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge if they meet the required minimum for amount of assets, average account balance or number of

26   Prudential Balanced Fund

How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

Mutual Fund Programs. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     . Mutual fund "wrap" or asset allocation programs, where the sponsor places
       Fund trades and charges its clients a management, consulting or other fee for its services, or
     . Mutual fund "supermarket" programs where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, the Prudential mutual funds, the subadvisers of the Prudential mutual funds and clients of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

Waiving Class C's Initial Sales Charge

Benefit Plans. Certain group retirement plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at (800) 353-2847.

Investment of Redemption Proceeds from Other Investment Companies. The initial sales charge will be waived for purchases of Class C shares if the

How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated (Prudential Securities) or one of its affiliates. Such purchases must be made within 60 days of the redemption. To qualify for this waiver, you must do one of the following:

     . Purchase your shares through an account at Prudential Securities, . Purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation, or
     . Purchase your shares through another broker.

     This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker. The Transfer Agent may require any supporting documents it considers appropriate.

Qualifying for Class Z Shares

Benefit Plans. Certain group retirement plans may purchase Class Z shares if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

Mutual Fund Programs. Class Z shares also can be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Fund as an available option. Class Z shares also can be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     . Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services, or
     . Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of

28  Prudential Balanced Fund

How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Class Z shares also can be purchased by any of the following:

     . Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option,
     . Current and former Directors/Trustees of the Prudential mutual funds
       (including the Fund), and
     . Prudential, with an investment of $10 million or more.

     In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class A or Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

Class B Shares Convert to Class A Shares After Approximately Seven Years

If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.

     When we do the conversion, you will get fewer Class A shares than the number of converted Class B shares if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Conversion Feature--Class B Shares."

                                                                              29
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How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

Step 3: Understanding the Price You'll Pay

The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the net asset value or NAV --is determined by a simple calculation: it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.

     We determine the NAV of our shares once each business day at 4:15 p.m. New York Time on days that the New York Stock Exchange (NYSE) is open for trading. The NYSE is closed on national holidays and Good Friday. Because the Fund invests in foreign securities, its NAV can change on days when you cannot buy or sell shares. We do not determine the NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

--------------------------------------------------------------------------------

Mutual Fund Shares

The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds ACME Corp. stock in its portfolio and the price of ACME stock goes up while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.

--------------------------------------------------------------------------------

What Price Will You Pay for Shares of the Fund?

For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge you a separate or additional fee for purchases of shares.

30   Prudential Balanced Fund
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How to Buy, Sell and
--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

Step 4: Additional Shareholder Services

As a Fund shareholder, you can take advantage of the following services and privileges:

Automatic Reinvestment. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

Prudential Mutual Fund Services LLC
Attn: Account Maintenance
P.O. Box 15015
New Brunswick, NJ 08906-5015

Automatic Investment Plan. You can make regular purchases of the Fund for as little as $50 by having the funds automatically withdrawn from your bank or brokerage account at specified intervals.

Retirement Plan Services. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.

The PruTector Program. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. Eligible investors who apply for PruTector coverage after the initial 6-month enrollment period will need to provide satisfactory

                                                                              31
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--------------------------------------------------------------------------------

Exchange Shares of the Fund
--------------------------------------------------------------------------------

evidence of insurability. This insurance is subject to other restrictions and is not available in all states.

Systematic Withdrawal Plan. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

Reports to Shareholders. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES

You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.

     When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, your broker must receive your order to sell by 4:15 p.m. New York Time to process the sale on that day. Otherwise contact:

Prudential Mutual Fund Services LLC
Attn: Redemption Services
P.O. Box 15010
New Brunswick, NJ 08906-5010

     Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase shares by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.

32   Prudential Balanced Fund

How to Buy, Sell and
--------------------------------------------------------------------------------
Exchange Shares of the Fund
--------------------------------------------------------------------------------

Restrictions on Sales

There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. This may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of FundShares--Sale of Shares."

     If you are selling more than $100,000 of shares, you want the check sent to someone or some place that is not in our records or you are a business or a trust and you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order signature guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker-dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

Contingent Deferred Sales Charge (CDSC)

If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:

     . Amounts representing shares you purchased with reinvested dividends and distributions

     . Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)

     . Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares).

     Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.

     Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.

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How to Buy, Sell and
--------------------------------------------------------------------------------
Exchange Shares of the Fund
--------------------------------------------------------------------------------

     As we noted before in the "Share Class Comparison" chart, the CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase (one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is calculated based on the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.

     The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.


Waiver of the CDSC--Class B Shares

The CDSC will be waived if the Class B shares are sold:

     . After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares owned in joint tenancy, provided the shares were purchased before the death or disability

     . To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account

     .   On certain sales from a Systematic Withdrawal Plan.

     For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."


Waiver of the CDSC--Class C Shares

Benefit Plans. The CDSC will be waived for redemptions by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC also will be waived for certain redemptions by benefit plans sponsored by

How to Buy, Sell and
--------------------------------------------------------------------------------
Exchange Shares of the Fund
--------------------------------------------------------------------------------

Prudential and its affiliates. For more information, call Prudential at
(800) 353-2847.


Redemption in Kind

If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.


Small Accounts

If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other qualified tax-deferred plan or account.


90-Day Repurchase Privilege

After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your new account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

How to Buy, Sell and
--------------------------------------------------------------------------------
Exchange Shares of the Fund
--------------------------------------------------------------------------------

Retirement Plans

To sell shares and receive a distribution from a retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.


HOW TO EXCHANGE YOUR SHARES

You can exchange your shares of the Fund for shares of the same class in certain other Prudential mutual funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.

     If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

Prudential Mutual Fund Services LLC
Attn: Exchange Processing
P.O. Box 15010
New Brunswick, NJ 08906-5010

     There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding period for CDSC liability.

How to Buy, Sell and
--------------------------------------------------------------------------------
Exchange Shares of the Fund
--------------------------------------------------------------------------------

     Remember, as we explained in the section entitled "Fund Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."

     If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.


Frequent Trading

Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The Fund may notify a market timer of rejection of an exchange or purchase order after the day the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

--------------------------------------------------------------------------------
Financial Highlights
--------------------------------------------------------------------------------

The financial highlights will help you evaluate the Fund's financial performance. The total return in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.

     Review each chart with the financial statements and report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.


CLASS A SHARES

The financial highlights for the three years ended July 31, 1999 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the two years ended July 31, 1996 were audited by other independent auditors, whose reports were unqualified.

Class A Shares (fiscal Years ended 7-31)

Per Share operating Performance                 1999        1998        1997        1996        1995
------------------------------------------------------------------------------------------------------
Net asset value, beginning of year            $  12.63    $ 14.01     $  11.85    $  12.04    $  11.12
Income from investment operations:
Net investment income                              .29        .33          .34         .31         .34
Net realized and unrealized gain on
investment transactions                            .92        .29         2.96         .28        1.11
Total from investment operations                  1.21        .62         3.30         .59        1.45
-------------------------------------------------------------------------------------------------------
Less distributions:
Dividends from net investment income              (.29)      (.34)        (.36)       (.29)       (.33)
Distributions from net realized gains
on investment and foreign currency
transactions                                      (.89)      (1.66)       (.78)       (.49)       (.20)
Total distributions                              (1.18)      (2.00)      (1.14)       (.78)       (.53)
Net asset value, end of year                  $  12.66    $  12.63    $  14.01    $  11.85    $  12.04
Total return/1/                                  10.37%       5.05%      29.09%       4.89%      13.67%

------------------------------------------------------------------------------------------------------
Ratios/Supplemental Data                         1999       1998        1997        1996        1995
------------------------------------------------------------------------------------------------------
Net assets, end of year (000)                 $516,281    $485,690    $497,461    $262,096    $119,829
Average net assets (000)                      $493,917    $493,828    $306,717    $246,609    $ 69,754
Ratios to average net assets:
Expenses, including distribution fees/2/          1.17%       1.19%       1.17%       1.20%       1.22%
Expenses, excluding distribution fees              .92%        .94%        .92%        .95%        .97%
Net investment income                             2.34%       2.51%       2.84%       2.53%       2.90%
Portfolio turnover                                 103%        144%        140%         97%        201%
------------------------------------------------------------------------------------------------------

/1/ Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calc ulated assuming shares are purchased on the first day and sold on the last day of each period reported.

/2/ The Distributor of the Fund voluntarily agreed to limit its distribution fees to .25 of 1% of the average daily net assets of the Class A shares.

-------------------------------------------------------------------------------
Financial Highlights
-------------------------------------------------------------------------------

CLASS B SHARES

The financial highlights for the three years ended July 31, 1999 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the two years ended July 31, 1996 were audited by other independent auditors, whose reports were unqualified.

Class B Shares (fiscal years ended 7-31)

Per Share Operating Performance                             1999       1998      1997      1995      1995
-----------------------------------------------------------------------------------------------------------
Net asset value, beginning of year                        $  12.57   $  13.96  $  11.80  $  12.00  $  11.09
Income from investment operations:
Net investment income                                          .20        .24       .26       .21       .26
Net realized and unrealized gain on
investment transactions                                        .92        .27      2.95       .28      1.10
Total from investment operations                              1.12        .51      3.21       .49      1.36
-----------------------------------------------------------------------------------------------------------
Less distributions:
Dividends from net investment income                          (.19)      (.24)     (.27)     (.20)     (.25)
Distributions from net realized gains
on investment and foreign currency
transactions                                                  (.89)     (1.66)     (.78)     (.49)     (.20)
Total distributions                                          (1.08)     (1.90)    (1.05)     (.69)     (.45)
Net asset value, end of year                              $  12.61   $  12.57  $  13.96  $  11.80  $  12.00
Total return/1/                                               9.44%      4.28%    28.24%     4.05%    12.79%

-----------------------------------------------------------------------------------------------------------
Ratios/Supplemental Data                                    1999       1998      1997      1996      1995
-----------------------------------------------------------------------------------------------------------
Net assets, end of year (000)                             $445,946   $533,354  $625,715  $420,465  $392,291
Average net assets (000)                                  $490,071   $578,432  $431,425  $437,792  $409,419
Ratios to average net assets:
Expenses, including distribution fees                         1.92%      1.94%     1.92%     1.95%     1.97%
Expenses, excluding distribution fees                          .92%       .94%      .92%      .95%      .97%
Net investment income (loss)                                  1.60%      1.76%     2.09%     1.78%     2.34%
Portfolio turnover                                             103%       144%      140%       97%      201%
-----------------------------------------------------------------------------------------------------------

/1/ Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported.

--------------------------------------------------------------------------------
Financial Highlights
--------------------------------------------------------------------------------

CLASS C SHARES

The financial highlights for the three years ended July 31, 1999 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the period from August 1, 1994 through July 31, 1996 were audited by other independent auditors, whose reports were unqualified.

Class C Shares (fiscal periods ended 7-31)

Per Share Operating Performance                       1999        1998      1997     1996      1995/1/
-----------------------------------------------------------------------------------------------------
Net asset value, beginning of period               $ 12.57     $ 13.96   $ 11.80   $ 12.00    $ 11.12
Income from investment operations:
Net investment income                                  .20         .24       .26       .21        .21
Net realized and unrealized gain on
investment transactions                                .92         .27      2.95       .28       1.12
Total from investment operations                      1.12         .51      3.21       .49       1.33
-----------------------------------------------------------------------------------------------------
Less distributions:
Dividends from net investment income                  (.19)       (.24)     (.27)     (.20)      (.25)
Distributions from net realized gains on
investment and foreign currency
transactions                                          (.89)      (1.66)     (.78)     (.49)      (.20)
Total distributions                                  (1.08)      (1.90)    (1.05)     (.69)      (.45)
Net asset value, end of period                     $ 12.61     $ 12.57   $ 13.96   $ 11.80    $ 12.00
Total return/2/                                       9.44%       4.28%    28.24%     4.05%     12.49%

-----------------------------------------------------------------------------------------------------
Ratios Supplemental Data                            1999        1998      1997      1996      1995/1/
-----------------------------------------------------------------------------------------------------
Net assets, end of period (000)                    $ 9,939     $ 9,201   $ 7,023   $ 3,525    $ 3,046
Average net assets (000)                           $ 9,535     $ 8,175   $ 4,790   $ 2,444    $   920
Ratios to average net assets:
Expenses, including distribution fees                 1.92%       1.94%     1.92%     1.95%      2.04%/3/
Expenses, excluding distribution fees                  .92%        .94%      .92%      .95%      1.04%/3/
Net investment income (loss)                          1.60%       1.76%     2.09%     1.78%      2.20%/3/
Portfolio turnover                                     103%        144%      140%       97%       201%
-----------------------------------------------------------------------------------------------------

/1/ Information shown is for the period 8-1-94 (when Class C shares were first offered) through 7-31-95.

/2/ Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total returns for periods of less than one year are not annualized.

/3/ Annualized.

--------------------------------------------------------------------------------
Financial Highlights
--------------------------------------------------------------------------------

CLASS Z SHARES

The financial highlights for the three years ended July 31, 1999 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the period from March 1, 1996 through July 31, 1996 were audited by other independent auditors, whose reports were unqualified.


Class Z Shares (fiscal periods ended 7-31)

Per Share Operating Performance                     1999        1998       1997       1996/1/
---------------------------------------------------------------------------------------------
Net asset value, beginning of period             $  12.64    $  14.01    $  11.85    $  12.16
Income from investment operations:
Net investment income                                 .33         .37         .46         .13
Net realized and unrealized gain (loss) on
investment transactions                               .91         .29        2.87        (.28)
Total from investment operations                     1.24        .66         3.33        (.15)
---------------------------------------------------------------------------------------------
Less distributions:
Dividends from net investment income                 (.32)       (.37)       (.39)       (.16)
Distributions from net realized gains on
investment and foreign currency
transactions                                         (.89)      (1.66)       (.78)         --
Total distributions                                 (1.21)      (2.03)      (1.17)       (.16)
Net asset value, end of period                   $  12.67    $  12.64    $  14.01    $  11.85
Total return/2/                                     10.63%      5.37%       29.39%      (1.24)%

---------------------------------------------------------------------------------------------
Ratios/Supplemental Data                            1999       1998        1997      1996/1/
--------------------------------------------------------------------------------------------
Net assets, end of period (000)                  $122,129    $131,671    $129,459    $4,015
Average net assets (000)                         $121,398    $128,358    $ 99,391    $4,217
Ratios to average net assets:
Expenses, including distribution fees                 .92%        .94%        .92%      .95%/3/
Expenses, excluding distribution fees                 .92%        .94%        .92%      .95%/3/
Net investment income (loss)                         2.60%       2.76%       3.12%     2.72%/3/
Portfolio turnover                                    103%        144%        140%       97%
---------------------------------------------------------------------------------------------

1 Information shown is for the period 3-1-96 (when Class Z shares were first offered) through 7-31-96.

2 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total returns for periods of less than one year are not annualized.

3  Annualized.

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The Prudential Mutual Fund Family
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Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or call us at (800) 225-1852. Please read the prospectus carefully before you invest or send money.

STOCK FUNDS

Prudential Distressed Securities Fund, Inc.
Prudential Emerging Growth Fund, Inc.
Prudential Equity Fund, Inc.
Prudential Equity Income Fund
Prudential Index Series Fund
   Prudential Small-Cap Index Fund
   Prudential Stock Index Fund
The Prudential Investment Portfolios, Inc.
   Prudential Jennison Growth Fund
   Prudential Jennison Growth & Income Fund
Prudential Mid-Cap Value Fund Prudential Real
Estate Securities Fund Prudential Sector Funds, Inc.
   Prudential Financial Services Fund
   Prudential Health Sciences Fund
   Prudential Technology Fund
   Prudential Utility Fund
Prudential Small-Cap Quantum Fund, Inc.
Prudential Small Company Value Fund, Inc.
Prudential Tax-Managed Equity Fund
Prudential 20/20 Focus Fund
Nicholas-Applegate Fund, Inc.
   Nicholas-Applegate Growth Equity Fund
Target Funds
   Large Capitalization Growth Fund
   Large Capitalization Value Fund
   Small Capitalization Growth Fund
   Small Capitalization Value Fund

Asset Allocation/Balanced Funds

Prudential Balanced Fund Prudential
Diversified Funds
   Conservative Growth Fund
   Moderate Growth Fund
   High Growth Fund
The Prudential Investment Portfolios, Inc.
   Prudential Active Balanced Fund

GLOBAL FUNDS

Global Stock Funds

Prudential Developing Markets Fund
    Prudential Developing Markets Equity Fund
    Prudential Latin America Equity Fund
Prudential Europe Growth Fund, Inc.
Prudential Global Genesis Fund, Inc.
Prudential Index Series Fund
   Prudential Europe Index Fund
   Prudential Pacific Index Fund
Prudential Natural Resources Fund, Inc.
Prudential Pacific Growth Fund, Inc.
Prudential World Fund, Inc.
   Global Series
   International Stock Series
Global Utility Fund, Inc.
Target Funds
   International Equity Fund

Global Bond Funds

Prudential Global Limited Maturity Fund, Inc.
   Limited Maturity Portfolio
Prudential Global Total Return Fund, Inc.
Prudential Intermediate Global Income Fund, Inc.
Prudential International Bond Fund, Inc.
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BOND FUNDS

Taxable Bond Funds

Prudential Diversified Bond Fund, Inc.
Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
   Short-Intermediate Term Series
Prudential High Yield Fund, Inc.
Prudential High Yield Total Return Fund, Inc.
Prudential Index Series Fund
   Prudential Bond Market Index Fund
Prudential Structured Maturity Fund, Inc.
   Income Portfolio
Target Funds
   Total Return Bond Fund

Tax-Exempt Bond Funds

Prudential California Municipal Fund
   California Series
   California Income Series
Prudential Municipal Bond Fund
   High Income Series Insured
   Series
Prudential Municipal Series Fund
   Florida Series
   Massachusetts Series
   New Jersey Series
   New York Series
   North Carolina Series
   Ohio Series
   Pennsylvania Series
Prudential National Municipals Fund, Inc.

MONEY MARKET FUNDS

Taxable Money Market Funds

Cash Accumulation Trust
   Liquid Assets Fund
   National Money Market Fund
Prudential Government Securities Trust
   Money Market Series
   U.S. Treasury Money Market Series
Prudential Special Money Market Fund, Inc.
   Money Market Series
Prudential MoneyMart Assets, Inc.

Tax-Free Money Market Funds

Prudential Tax-Free Money Fund, Inc.
Prudential California Municipal Fund
   California Money Market Series
Prudential Municipal Series Fund
   Connecticut Money Market Series
   Massachusetts Money Market Series
   New Jersey Money Market Series
   New York Money Market Series

Command Funds

Command Money Fund
Command Government Fund
Command Tax-Free Fund

Institutional Money Market Funds

Prudential Institutional Liquidity Portfolio, Inc.
   Institutional Money Market Series

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FOR MORE INFORMATION
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Please read this prospectus before you invest in the Fund and keep it for future reference. For information or shareholder questions contact:

Prudential Mutual Fund Services LLC
P.O. Box 15005
New Brunswick, NJ 08906-5005
(800) 225-1852
(732) 417-7555
   (if calling from outside the U.S.)

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Outside Brokers Should Contact:
Prudential Investment Management Services LLC
P.O. Box 15035
New Brunswick, NJ 08906-5035 (800)
778-8769

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Visit Prudential's Web Site At:
http://www.prudential.com

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Additional information about the Fund can be obtained without charge and can be found in the following documents:

Statement of Additional Information (SAI)
   (incorporated by reference into this prospectus)

Annual Report
   (contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance)

Semi-Annual Report

You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows:

By Mail:
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-0102
By Electronic Request: publicinfo@sec.gov
  (The SEC charges a fee to copy documents.)

In Person:
Public Reference Room in
Washington, DC
   (For hours of operation, call
   1-202-942-8090.)

Via the Internet: on the EDGAR Database at http://www.sec.gov

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             CUSIP
            Numbers: Quotron Symbols:

Class A: 74431M105 PFCAX
Class B: 74431M204 PFRCX
Class C: 74431M303 --
Class Z: 74431M402 PFCZX

Investment Company Act File No: 811-5055